Exhibit 10.14

IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THIS NOTE MAY REQUIRE A “BALLOON” PAYMENT OF ALL UNPAID PRINCIPAL AND ACCRUED BUT UNPAID INTEREST ON THE MATURITY DATE. THE UNPAID PRINCIPAL INDEBTEDNESS EVIDENCED BY THIS NOTE IS PAYABLE IN FULL AT MATURITY. MAKER MUST REPAY THE ENTIRE UNPAID PRINCIPAL BALANCE OF THIS NOTE AND ACCRUED BUT UNPAID INTEREST THEN DUE. PAYEE IS UNDER NO OBLIGATION TO REFINANCE THIS NOTE AT THAT TIME.

TIB THE INDEPENDENT BANKERSBANK, N.A.

PROMISSORY NOTE

(Revolving)

$15,000,000.00	March 2, 2021

FOR VALUE RECEIVED, the undersigned, PLUMAS BANCORP ("Maker"), promises to pay to the order of TIB THE INDEPENDENT BANKERSBANK, N.A. ("Payee") the maximum principal sum of Fifteen Million and No/100 Dollars ($15,000,000.00), or so much thereof as shall be advanced hereunder, on demand, or if not sooner demanded, then at or before the maturity of this Note, with interest on the unpaid balance outstanding from time to time at the rate or rates specified below, both principal and interest payable as provided below in lawful money of the United States of America at the address of Payee set forth below or at such other place as from time to time may be designated by the holder of this Note.

I.   Interest Rates and Payments

Prior to default or maturity, the unpaid principal of this Note from time to time outstanding shall bear interest at the rate ("Rate") of interest per annum equal to the rate reported in the Credit Markets section (or similar section) of The Wall Street Journal as the U.S. “Prime Rate” on the date hereof (the “Index”); provided, however, in no event shall the Rate exceed the maximum interest rate permitted under applicable law (“Maximum Rate”). If applicable law provides for a ceiling, that ceiling shall be the indicated rate ceiling. All interest accruing under this Note shall be calculated on the basis of a 360-day year applied to the actual number of days elapsed.

Quarterly payments of interest on the unpaid principal balance of this Note shall be due and payable on June 2, 2021, September 2, 2021, December 2, 2021 and March 2, 2022 (“Maturity Date”), on which date all unpaid principal of and accrued interest on this Note shall be due and payable, which will be a balloon payment. Any payment received later than ten (10) days from the due date thereof must be accompanied by a late fee payment in the amount of five percent (5%) of the amount of such payment. Any partial prepayments of principal shall be applied to installments thereof in the inverse order of maturity.

All principal and interest which is matured or otherwise past due under this Note shall bear interest at the Maximum Rate, or, if no such rate is designated under applicable law, at the rate of eighteen percent (18%) per annum.

Maker shall have the right to prepay, without penalty, at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Note and all or any part of the unpaid interest accrued to the date of such prepayment, provided that any such principal thus paid is accompanied by accrued interest on such principal. Maker may borrow, repay, and reborrow up to the principal face amount of this Note; provided, however, that (1) such borrowings or reborrowings be in accordance with the requirements in the Loan Agreement between Maker and Payee of even date herewith, and (2) at no time shall the total outstanding principal amount hereunder exceed the face value of this Note. It is contemplated that by reason of prepayments hereon there may be times when no indebtedness is owing hereunder; but, notwithstanding such occurrences, this Note shall remain valid and shall be in full force and effect subsequent to each such occurrence until the Maturity Date.

PROMISSORY NOTE - PLUMAS BANCORP - Loan No. 95405	Page 1

II.   Security

This Note is secured by, Inter alia, a Pledge Agreement (the "Pledge Agreement") and an Assignment of Life Insurance Policies as Collateral (“Assignment”) of even date herewith from Maker to Payee, to which Pledge Agreement reference is made for a description of the property covered thereby and the nature and extent of the rights and powers of the holder of this Note in respect of such property.

III.   Right to Accelerate Upon Default

In addition to the demand feature herein, the holder of this Note shall have the option of declaring the principal balance hereof and the interest accrued hereon to be immediately due and payable upon the occurrence of an Event of Default under the Loan Agreement (“Loan Agreement”) of even date herewith, between Maker and Payee (this Note, the Pledge Agreement, the Assignment, the Loan Agreement, and any such other documents are called the "Loan Documents" below), and the continuance of such default for a relevant grace or notice period provided therein, if any.

IV.   Waiver of Conditions and Defenses to Liability

Maker and any other party who is or becomes liable to pay all or any part of this Note, or who grants any lien or security interest to secure all or any part of this Note (each called an "other liable party" below), including but not limited to any drawer, acceptor, endorser, guarantor, surety or accommodation party, severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party.

Further, Maker and any other liable party severally waive any notice of or defense based upon any agreement or consent of the holder of this Note made or given from time to time, before or after maturity, to any of the following: the acceleration, renewal or extension of this Note; a change in the time or manner of payments required by this Note; a change in the rates of interest specified in this Note; acceptance or surrender of security; a substitution of security or subordination, amendment or release of security; an addition or release of any other liable party; changes of any sort whatever in the terms of payment of this Note or in the manner of doing business with Maker; and any settlement or compromise with Maker or any other liable party on such terms as the holder of this Note may deem appropriate in its sole and absolute discretion.

The holder of this Note may apply all moneys received from Maker or others, or from any security (whether held under a security instrument or not), in such manner upon the indebtedness evidenced or secured by any Loan Documents (whether then due or not) as such holder may determine to be in its best interest, without in any way being required to marshal assets or to apply all or any part of such moneys upon any particular part of such indebtedness. The holder of this Note is not required to retain, hold, protect, exercise due care with respect to, perfect security interests in or otherwise assure or safeguard any security for this Note, and no failure by the holder of this Note to do any of the foregoing and no exercise or failure to exercise by such holder of any other right or remedy shall in any way affect any of Maker's or any other liable party's obligations hereunder or under other Loan Documents or affect any security or give Maker or any other liable party any recourse against the holder of this Note.

PROMISSORY NOTE - PLUMAS BANCORP - Loan No. 95405	Page 2

V.   Usury Savings Provision

It is the intent of Maker and Payee in the execution of this Note and all other Loan Documents to contract in strict compliance with applicable usury law. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate. Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Note and any other Loan Documents now or hereafter executed which may be in apparent conflict herewith. Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest; provided, however, that if the principal hereof has been paid in full, such excess shall be refunded to Maker. If the holder of this Note shall receive money (or anything else) which is determined to constitute interest and which would increase the effective interest rate on this Note or the other indebtedness secured by the Loan Documents to a rate in excess of that permitted by applicable law, the amount determined to constitute interest in excess of the lawful rate shall be credited against the principal balance of this Note then outstanding or, if the principal balance has been paid in full, refunded to Maker, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. If the holder of this Note shall not actually receive, but shall contract for, request or demand, a payment of money (or anything else) which is determined to constitute interest and which would increase the effective interest rate contracted for or charged on this Note or the other indebtedness evidenced or secured by the Loan Documents to a rate in excess of that permitted by applicable law, the holder of this Note shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to constitute interest in excess of the lawful rate, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Maker acknowledges that Maker believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the holder of this Note notice of such condition and Maker agrees that the holder shall have sixty (60) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. Additionally, if, from any circumstance whatsoever, fulfillment of any provision hereof or any other Loan Documents shall, at the time fulfillment of such provision be due, involve transcending the Maximum Rate then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate. The term "applicable law" as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

VI.   Miscellaneous

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, Maker and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to the holder of this Note in addition to the principal and interest due and payable hereon all the costs and expenses of the holder in enforcing this Note including, without limitation, reasonable attorneys' fees and legal expenses.

This Note and the rights, duties and liabilities of the parties hereunder or arising from or relating in any way to the indebtedness evidenced by this Note or the transaction of which such indebtedness is a part shall be governed by and construed in accordance with the law of the State of Texas and the law of the United States applicable to transactions within such State.

No amendment of this Note shall be binding unless expressed in a writing executed by Maker and the holder of this Note.

Maker certifies, represents, and warrants to Payee that the proceeds hereof are to be used for a commercial purpose and not for personal, family, household, or agricultural purposes.

THE PARTIES HERETO VOLUNTARILY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO ANY OF THE LOAN DOCUMENTS.

PROMISSORY NOTE - PLUMAS BANCORP - Loan No. 95405	Page 3

THIS NOTE AND ALL OTHER DOCUMENTS AND INSTRUMENTS EXECUTED PURSUANT HERETO OR IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE MADE AND PERFORMABLE IN DALLAS COUNTY, TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. MAKER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS COUNTY, TEXAS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, AND MAKER HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS COUNTY, TEXAS (OR SUCH OTHER COUNTY IN TEXAS) MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO MAKER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

MAKER:
Maker's Address:
5525 Kietzke Lane, Suite 100	PLUMAS BANCORP
Reno,Nevada89511

By:
Andrew J. Ryback, President and CEO

Payee's Address:
TIB THE INDEPENDENT BANKERSBANK, N.A.
11701 Luna Road
Farmers Branch, Texas 75234

PROMISSORY NOTE - PLUMAS BANCORP - Loan No. 95405	Page 4

LOAN AGREEMENT

The undersigned, PLUMAS BANCORP, a California corporation (the “Borrower”), with its mailing address located at the address set forth on the signature pages hereof, has requested that TIB The Independent BankersBank, N.A. (the “Lender”) extend a loan (the “Loan”) to Borrower to be evidenced by Borrower’s promissory note dated of even date herewith, in the maximum stated principal sum of $15,000,000.00, payable to the order of Lender as therein specified (together with all renewals, extensions and rearrangements thereof, the “Note”). In consideration of Lender making the Loan, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower agrees with Lender as follows:

1.    Definitions. Capitalized terms as used in this Loan Agreement (the “Agreement”) and not otherwise defined herein shall have the meanings as contained on the attached Schedule A.

2.    Repayment of Loan. Borrower shall repay the Loan, plus accrued interest thereon, as provided in the Note.

3.    Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the collateral described in this Section (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a)    Borrower shall grant to Lender a first priority security interest in all of the capital stock of the Bank, including common and preferred stock, now owned or hereafter acquired by Borrower, and all products and proceeds thereof (the “Pledged Stock”), pursuant to the Pledge Agreement. Lender shall be delivered and retain possession of the original certificate or certificates representing the Pledged Stock, together with stock powers duly executed in blank by Borrower.

(b)    Borrower consents to the filing of any Uniform Commercial Code financing statements Lender deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral.

4.    A. Conditions Precedent. The obligation of Lender to make the Loan (or initial advance thereof, if applicable) is subject to the condition precedent that Lender shall have received all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a)    Note. The Note executed by Borrower.

(b)    Pledge Agreement. The Pledge Agreement executed by Borrower and Grantor.

(c)    Pledged Stock. The original certificates representing the Pledged Stock, accompanied by stock powers duly executed in blank by Borrower and Grantor.

(d)    Additional Information. Such additional documents, instruments, and information as Lender or its legal counsel may reasonably request, including any information listed in any Schedules attached hereto.

4.    B. Conditions Precedent to All Advances. To the extent the Loan includes advances which may be made after the Closing Date, the obligation of the Lender to thereafter make any advance under the Loan is subject to the following additional conditions precedent:

(a)    Advance Request Form. Lender shall have received an advance request form in a form satisfactory to Lender, dated the date of such requested advance, executed by an authorized officer of the Borrower;

(b)    No Default. No Event of Default, and no event which with the giving of notice or lapse of time or both would be an Event of Default, shall have occurred and be continuing, or would result from such advance;

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(c)    Representations and Warranties. All of the representations and warranties contained in the Loan Documents shall be true and correct on and as of the date of such advance with the same force and effect as if such representations and warranties had been made on and as of such date;

(d)    No Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries shall have occurred since the date of the most recent financial statements of Borrower and Bank delivered to Lender;

(e)    Additional Documentation. Lender shall have received such additional approvals or documents as the Lender or its legal counsel may reasonably request;

(f)    Uses. Lender shall have reviewed and approved the terms and conditions of the use of proceeds of the advance to be made; and

(g)   Timeline. No advances shall be made after any Conversion Date defined in the Note, if applicable.

5.    Representations and Warranties.To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

(a)    Borrower (i) is a corporation duly organized, validly existing, and in good standing under the laws of California; (ii) has all requisite corporate power to own assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualifications necessary and where failure to so qualify would have a material adverse effect on its business, financial condition, or operations. The Bank is a state banking association duly organized, validly existing and in good standing under the applicable laws of the United States and the State of California.

(b)    The execution, delivery and performance by Borrower of this Agreement, the Note and other Loan Documents have been duly authorized by all necessary action of Borrower and are not in contravention of any law, rule or regulation or of the terms of any agreement or instrument to which Borrower is a party or by which it may be bound or of Borrower’s certificate of formation/articles of incorporation or bylaws.

(c)    This Agreement, the Note and the other Loan Documents, when delivered, shall constitute the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

(d)    No litigation or governmental proceeding is pending, or to the knowledge of Borrower, threatened against or affecting Borrower or Bank, which may result in any material adverse change in Borrower’s or Bank’s business, properties or operations.

(e)    Unless described on Schedule B attached hereto, (1) Borrower has no Debt except Debt to Lender and (2) none of Borrower’s or Bank’s assets are subject to any Lien except Liens to Lender.

(f)    Borrower has the unrestricted right to pledge the Collateral as contemplated by the Loan Documents. There are no existing subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no existing Debt, securities or other instruments convertible into or exchangeable for capital stock of the Bank.

(g)    No certificate or statement (including without limitation financial statements) herewith or heretofore delivered by Borrower to Lender in connection therewith, or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading and there has been no material adverse change in Borrower’s or Bank’s financial condition and operations subsequent to the date of the most recent financial statements of Borrower and Bank delivered to Lender.

LOAN AGREEMENT (Loan No. 95405)	Page 2

6.    Affirmative Covenants. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower will observe and perform the following affirmative covenants, unless Lender shall otherwise consent in writing:

(a)    Borrower will furnish to Lender as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, a copy of the annual audit report of Borrower and Bank for such fiscal year containing, on a consolidated and unconsolidated basis, balance sheets, statements of income, statements of changes in financial position and cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP.

(b)    To the extent that Lender is unable to readily obtain online, within ten (10) days of Lender’s written request, Borrower will deliver to Lender copies of financial reports of Borrower for such period, prepared in conformity with GAAP, and which fairly and accurately states Borrower’s financial condition at such time (including all assets, liabilities, contingent liabilities, and cash flow); such financial reports shall include without limitation a copy of Borrower’s most recent Federal Reserve Form Y-9SP or Form Y-9LP, Federal Reserve Form Y-6, as well as any Federal Reserve Form Y-10 if applicable. In addition, to the extent that Lender is unable to readily obtain online, within ten (10) days of Lender’s written request, Borrower will deliver to Lender copies of all Call Reports as filed with the Federal Financial Institutions Examination Council as well as copies of the Uniform Bank Performance Report for Bank prepared by the Federal Financial Institutions Examination Council or any successor entity.

(c)    As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, Borrower shall furnish to Lender a Watch List or other report identifying the Classified Assets and Criticized Assets of Bank.

(d)    As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, Borrower shall deliver or cause to be delivered to Lender the directors’ report from any meetings during such quarter.

(e)    Promptly, and in any event, prior to January 31st of each and every year during the term of the Loan (including renewals, modifications, and/or extensions thereof), Borrower shall and shall cause Bank to create and deliver to Lender a comprehensive and detailed fiscal budget for the forthcoming year, such budget to include projected cash flow information and a pro forma balance sheet.

(f)    Borrower will cause Bank to maintain at all times a liquidity position determined by the ratio of total deposits to total loans which is in accordance with the guidelines recommended by applicable federal bank regulatory authorities and is deemed satisfactory at each regulatory examination of Bank.

(g)    Borrower will preserve and maintain its present existence and good standing in jurisdictions where Borrower is organized and operates. Borrower will continue its business or activities as presently conducted by obtaining licenses, permits and bonds where needed. Borrower will obtain Lender’s prior written consent before ceasing business or engaging in any line of business that is materially different from its present business.

(h)    Borrower will promptly inform Lender of any litigation against Borrower or Bank or affecting any of Borrower’s or Bank’s property, if such litigation or potential litigation that would reasonably be expected to, in the event of an unfavorable outcome, have a material adverse effect on Borrower’s or Bank’s financial condition or that would reasonably be expected to cause an Event of Default.

(i)    Borrower will notify Lender within ten (10) days of the occurrence of an Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default.

(j)    If, at any time Lender in its sole but reasonable discretion believes that it is advisable that the loan portfolio of Bank should be reviewed during any year during the term of the Loan, Borrower will provide or cause to be provided to Lender a third party loan review of Bank’s loan portfolio conducted by an independent third party acceptable to Lender, such review to begin within ninety (90) days after Lender’s written request therefor. Borrower shall provide such reviews annually if Bank is the subject of any regulatory action.

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(k)    Borrower will promptly furnish to Lender written notice of (i) the issuance of any notice of charges, cease and desist order (temporary or otherwise) or order to take affirmative action by any governmental or regulatory authority against Borrower or Bank or any director, officer, employee, agent, or other person participating in the conduct of the affairs of Borrower or Bank, (ii) the service of any notice of intention to remove from office or notice of intention to suspend from office by any governmental or regulatory authority upon any director or officer of Borrower or Bank, (iii) the issuance of a notice of termination of the status of Bank as an insured bank under the Federal Deposit Insurance Corporation Act, as amended, or (iv) the commencement of any action, issuance of any order, or the occurrence of any other event between any governmental or regulatory authority the result of which would prohibit, limit or otherwise in any manner restrict the payment of dividends or flow of monies or benefits from Bank; provided however, Borrower shall not be required to furnish written notice of the foregoing actions if such notification would violate the confidentiality rights associated with such action.

(l)    Borrower shall maintain, and cause Bank to maintain, insurance of the kinds, covering the risks and in the relative proportionate amounts carried by Bank consistent with past practices, and at Lender’s request, deliver to Lender evidence of the maintenance of such insurance.

(m)    Borrower will promptly furnish to Lender, at Lender’s request and within Lender’s sole discretion, such additional financial or other information concerning the assets, liabilities, operations and transactions of Borrower, and/or Bank as Lender may from time to time request.

7.    Negative Covenants. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder, Borrower will perform and observe the following negative covenants as noted applicable to this transaction unless Lender shall otherwise consent in writing:

(a)     Borrower will not permit:

(a)	Borrower will not permit:

(1)     ☑     Bank’s Classified Assets to at any time exceed forty percent (40%) of the Tier 1 Capital plus allowance for loan and lease losses of Bank;

(2)     ☑     Bank’s Leverage Ratio to at any time be less than eight percent (8%);

(3)     ☐     Bank’s Common Equity Tier 1 Ratio to at any time be less than     N/A     N/A    percent ( N/A %);

(4)     ☐     Bank’s Tier 1 Capital Ratio to at any time be less than    N/A    percent ( N/A %);

(5)     ☐     Bank’s Total Capital Ratio to at any time be less than    N/A    percent ( N/A %);

(6)     ☐     Bank’s Tier 1 Capital to at any time be less than $     N/A ;

(7)     ☑     Bank’s Return on Average Assets to be less than one-half percent (0.50%) at any fiscal quarter end;

(8)     ☐     Its Debt Service Coverage Ratio to be less than     N/A   times, measured    N/A   upon receipt of and based upon financial information delivered in accordance with Section 6;

(9)     ☑     The ratio of Bank’s Total Loans to Total Assets to at any time be greater than eighty-two percent (82%);

(10)   ☐     The ratio of Bank’s Total Loans to Total Deposits to at any time be greater than N/A percent ( N/A %)

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(11)   ☐     Bank’s Total Reported Loans for Construction, Land Development, and other Land Loans to exceed N/A % of Bank’s Total Risk Based Capital;

(12)   ☐     Bank’s Total Reported Commercial Real Estate Loans to at any time exceed N/A % of Bank’s Total Risk Based Capital;

(13)   ☑     Bank’s aggregate capital expenditures to exceed $3,000,000.00 during any calendar year during the term hereof;

(14)   ☐     Bank’s Texas Ratio to at any time be greater than     N/A  percent  ( N/A %).

(15)   ☐     New Debt of Borrower exceeding $   N/A     other than the Obligations.

(b)    Borrower will not permit any change in Control of Borrower to occur (for purposes hereof, “Control” shall mean the power to vote at least ten percent (10%) of any voting stock of Borrower, respectively).

(c)    Borrower will not and will not permit Bank to sell, lease, or otherwise dispose of any of its assets used or useful in its business, except in the regular course of business for reasonably equivalent cash consideration.

(d)    Borrower will not incur, create, assume, or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Liens in favor of Lender (provided, however, that the foregoing shall not apply to Liens for taxes which are not delinquent or which are being contested in good faith [with bond or other security reasonably acceptable to Lender if Lender so requires], mechanic’s and materialmen’s Liens with respect to obligations which are not overdue or which are being contested in good faith, and Liens resulting from deposits to secure the payments of workers’ compensation or other social security or to secure the performance of bids or contracts in the ordinary course of business).

(e)    During the existence of an Event of Default, or if doing so would cause an Event of Default (or an event which, with the giving of notice, or passage of time, or both, would be an Event of Default), Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock, or grant or issue any capital stock or any warrant, right or option pertaining to its capital stock, or issue any security convertible into capital stock, or permit any of its Subsidiaries to grant or issue any capital stock or any warrant, right or operation pertaining to its capital stock or purchase any capital stock of Borrower or another Subsidiary.

(f)    Borrower will not incur, create, assume or permit to exist Debt of Borrower aggregating over $1,000,000.00 outstanding at any time, except Debt to Lender and as shown on Schedule B.

8.    Event of Default. Without in any way impairing the demand nature of the Note, each of the following shall be deemed an “Event of Default”:

(a)    Borrower shall fail to pay when due any monetary Obligations.

(b)    A cease and desist order shall be issued or shall be drafted or recommended against the Bank by any regulatory authority.

(c)    Borrower, Bank, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, conservator, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in such a proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing or shall be subject to any proceeding to accomplish a comparable arrangement.

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(d)    An involuntary proceeding shall be commenced against the Borrower, Bank, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, conservator, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

(e)    Borrower, Bank or any Obligated Party shall fail to pay when due any principal or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the state maturity thereof, or any event shall have occurred and be continuing that, with the giving of notice or lapse of time or both, would permit any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(f)    This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any of Borrower’s shareholders, or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents.

(g)    Borrower shall fail, at any time, to own and have pledged to Lender at least 100% of the issued and outstanding shares of capital stock of Bank, or such security interest in favor of Lender shall at any time fail to be a first priority perfected lien and security interest.

(h)    Any representation or warranty made or deemed made by the Borrower, Bank or any Obligated Party in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(i)    Borrower, Bank or any Obligated Party shall fail to perform, observe, or comply with any other covenant, agreement or term contained in this Agreement or any other Loan Document and such failure continues for fifteen (15) days after written notice of such failure to Borrower.

9.    Rights of Lender. Upon the occurrence of an Event of Default, Lender may without notice terminate its commitment to lend hereunder and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, all of which are hereby expressly waived; provided, however, that upon the occurrence of an Event of Default under Section 8(c) or Section 8(d), the commitment of Lender to lend hereunder shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, or protest, all of which are hereby expressly waived. Upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in law, or in equity, under the Loan Documents, or otherwise.

10.    Applicable Law. This Agreement and all other documents and instruments executed pursuant hereto or in connection herewith and the transactions contemplated hereby are made and performable in Dallas County, Texas and shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

11.    Severability. The unenforceability of any provision of this Agreement shall not affect the enforceability or validity of any other provision hereof.

12.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart by fax or pdf shall be effective as delivery of an original signature.

LOAN AGREEMENT (Loan No. 95405)	Page 6

13.    Miscellaneous. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. No delay or omission by Lender in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Lender hereunder are cumulative of each other and of every other right or remedy which Lender may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise or other rights or remedies. All accounting terms not specifically defined herein shall be construed in accordance with GAAP on the basis used by Borrower in prior years. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Lender, its successors and assigns; provided, however, that Borrower may not assign its rights or obligations hereunder without Lender’s prior written consent.

14.    Expenses of Lender. Borrower agrees to pay, on demand, all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation, execution and administration of this Agreement and the other Loan Documents and the transactions contemplated hereby, including reasonable costs and expenses incurred by Lender in connection with any and all amendments, modifications, supplements to, and ongoing administration of this Agreement and the other Loan Documents, including without limitation the reasonable costs and fees of Lender’s legal counsel, and all costs and expenses incurred by Lender in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document.

15.    Fees. Borrower agrees to pay to Lender a non-usage fee (“Fee”) of $15,000.00 on the Maturity Date (as defined in the Note), which Borrower authorizes Lender to fund itself under the Note; provided, however, Lender will waive the Fee if interest on the Note paid to Lender equals or exceeds the Fee.

16.    INDEMNIFICATION. EXCEPT FOR LENDER’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (i) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (ii) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (iii) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, OR (iv) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING. Without limiting any provision of this Agreement or of any other Loan Document, it is the express intention of the parties hereto that each person to be indemnified under this Section shall be indemnified from and held harmless against any and all losses, liabilities, claims, damages, penalties, judgments, costs, and expenses (including attorneys’ fees) arising out of or resulting from the sole or contributory negligence of the person to be indemnified.

17.    Limitation of Liability. Neither Lender nor any affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

LOAN AGREEMENT (Loan No. 95405)	Page 7

18.    Participations. Lender shall have the right at any time and from time to time to grant participations in the Note and any other Loan Documents. Each participant shall be entitled to receive all information received by Lender regarding the creditworthiness of Borrower, including without limitation, information required to be disclosed to a participant to Banking Circular 181 (Rev. August 2, 1984), issued by the Comptroller of the Currency (whether the participant is subject to the circular or not).

19.    Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which Borrower is a party shall be given or made in writing and mailed by certified mail return receipt requested, or delivered by hand or nationally recognized overnight delivery service to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a notice transmitted by mail or overnight delivery service, when duly deposited in the mails or the day following delivery to such service, in each case given or addressed as aforesaid.

20.    Entire Agreement. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto. The terms of this Agreement shall control to the extent of any direct conflict with the terms of the other Loan Documents; however, the parties acknowledge and agree that the other Loan Documents contain terms supplemental to the terms of this Agreement.

21.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

22.    USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

23.    Special Provisions. The following schedules, if checked and attached hereto, are hereby incorporated herein for all purposes:

(a)	☑ Schedule 1: Key Man Life Insurance;

(b)	☐ Schedule 2: Guarantor(s);

(c)	☐ Schedule 3: Hybrid Liquidity Ratio;

(d)	☐ Schedule 4: Other:

Executed to be effective as of March 2, 2021.

[Balance of Page Intentionally Left Blank]

LOAN AGREEMENT (Loan No. 95405)	Page 8

Very truly yours,

PLUMAS BANCO

By: Andrew J. Ryback

Address for Notices:

5525 Kietzke Lane, Suite 100
Reno, NV 89511
Telephone: (530) 283-7305
Attention: Andrew J. Ryback

Accepted and Agreed to:

TlB THE INDEPENDENT BANKERSBANK, N.A.

By:
Gale L. Fossatti, Senior Vice President

Address for Notices:

11701 Luna Road
Fanners Branch, TX 75234
Telephone: 972-444-3653
Attention: Katie Lawton

LOAN AGREEMENT (Loan No. 95405)	Page 9

SCHEDULE A

DEFINITIONS

The terms defined herein shall have the following meanings for the purpose of this Agreement, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context:

“Average Assets” means a year-to-date average of the average assets reported in the Report of Condition Schedule RC-

K. Thus for the ?rst quarter of the year the average assets from Call Schedule RC-K quarter will appear, while at the end-of-year, assets for all four quarters would beaveraged.

“Bank” means Plumas Bank, a state banking association.

“Book Value” means, at any time for any share of common stock of Bank, Bank’s Equity Capital divided by the total number of shares of common stock of Bank outstanding at such time.

“Business Day” means any day on which commercial banks are not authorized or required to close in Farmers Branch, Dallas County, Texas.

“Call Report” means Reports of Condition and Reports of Income of Bank as filed with the Federal Financial Institutions Examination Council.

“Cash Flow” means, the summation of all net income after taxes, defined as the consolidated net income of the bank holding company and all of its subsidiaries, plus interest expense of only the holding company, less Preferred Stock Dividends, less 35% tax distribution on all Sub-S banks or income tax benefit on all C-Corp banks on an annualized basis.

“Classified Assets” means, at any particular time, all assets of Bank classified as “Loss,” “Doubtful,” or “Substandard” or in any equivalent category by Bank or any governmental or regulatory authority.

“Closing Date” means March 2, 2021.

“Collateral” has the meaning specified in Section 3.

“Common Equity Tier 1 Capital Ratio” means, at any particular time, the ratio of Common Equity Tier 1 Capital to Risk-Weighted Assets of the Bank determined in accordance with the Call Report Instructions.

“Criticized Assets” means, at any particular time, all assets of the Bank classified as “Loss,” “Doubtful,” “Substandard,” or “other Assets Especially Mentioned,” or in any equivalent category by the Bank or any governmental or regulatory authority.

“Current Maturities of Long-Term Debt” means interest expense and principal payments (if applicable) on Borrower’s debt with Lender, plus any principal and interest payments on Guarantor’s personal financial statement and/or credit bureau report (or the long-term debt of any entities for which Guarantor is advancing such payments), with respect to the indicated time period.

“Debt” means as to any Person at any time (without duplication): ( i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business which are not past due by more than ninety (90) days unless such trade accounts payable are being contested in good faith by appropriate proceedings, (iv) all obligations of such Person under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (v) all obligations of such Person under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of any other Person, or any other obligation, contingent or otherwise, of such Person directly or indirectly protecting the holder of any obligation or indebtedness of any other Person against loss (whether by partnership arrangements, agreements to keep well, to purchase assets, goods, securities, or services, to take or pay or otherwise), (vi) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, (viii) all liabilities of such Person in respect of unfunded vested benefits under any employee benefit plan of Borrower or any Subsidiary and (ix) all obligations under interest rate swap and similar hedging agreements.

LOAN AGREEMENT (Loan No. 95405)	Page 10

“Debt Service Coverage Ratio” means, the Net Income of Bank less Borrower’s expenses and dividends, plus Borrower’s interest expense divided by annual debt service on the Note and any other Debt payments during such time period including, without limitation, any payments on the debt listed on Schedule B attached hereto.

“Equity Capital” means, at any particular time, the total equity capital of the Bank determined in accordance with the Instructions (the “Call Report Instructions”) to the Call Reports as most recently promulgated by the Federal Financial Institutions Examination Council.

“Event of Default” has the meaning specified in Section 8.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Grantor” means         (if not completed, Grantor shall mean Borrower). “Guarantors” means the Persons identified on Schedule 2 as guarantying the Loan, if any.

“Key Man Policy” means the key man life insurance policy(ies) described on Schedule 1, if applicable.

“Leverage Ratio” means, at any particular time, the ratio of Tier 1 Capital to Average Assets of the Bank determined in accordance with the Call Report Instructions

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Documents” means this Agreement and all promissory notes, security agreements, pledge agreements, guaranties, and other instruments, documents, and agreements now or hereafter executed and delivered pursuant to or in connection with this Agreement and any future renewals, extensions, and amendments hereto or thereto.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to Chapter 303, Texas Finance Code, as amended from time to time (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the “weekly rate ceiling” and calculated after taking into account any and all relevant fees, payments, and other charges in respect of the Loan Documents which are deemed to be interest under applicable law.

“Net Income” means net income (loss) attributable to Bank, in accordance with the Call Report Instructions.

“Non-Performing Assets” means loans on nonaccrual, loans on which the interest rate has been reduced as troubled debt restructurings, loans which have been past due for ninety (90) days or more, and other real estate and other assets which are owned due to foreclosure or as a result of the exercise of legal remedies where such real estate or other assets were mortgaged or taken as security for loans.

LOAN AGREEMENT (Loan No. 95405)	Page 11

“Obligated Party” means Grantor, any Guarantor or other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower to Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, including, without limitation, the obligations, indebtedness, and liabilities of Borrower under this Agreement, the Note, and the other Loan Documents, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, or other entity.

“Pledge Agreement” means the Commercial Pledge Agreement(s) of Borrower and/or Grantor in favor of Lender of even date herewith, as the same may be amended, supplemented, ormodified.

“Pledged Stock” has the meaning specified in Section 3(a).

“Return on Average Assets” means, for the applicable reporting period, the ratio, expressed as a percentage, of Bank’s Net Income year-to-date annualized to Bank’s Average Assets determined at the end of the applicable period being analyzed.

“Subsidiary” means any corporation or bank of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of a majority of directors is owned or controlled, directly or indirectly, by Borrower, by Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Tangible Equity Capital” means Equity Capital less Goodwill and Other Intangible Assets of the Bank determined in accordance with the Call Report Instructions.

“Texas Ratio” means, at any particular time, the ratio of Bank’s Non-Performing Assets to Tangible Equity Capital (plus loan loss reserve if not included therein).

“Tier 1 Capital” means, at any particular time, the Tier 1 Capital of the Bank determined in accordance with the Call Report Instructions.

“Tier 1 Capital Ratio” means, at any particular time, the ratio of Tier 1 Capital to Risk-Weighted Assets of the Bank determined in accordance with the Call Report Instructions

“Total Assets” means, at any particular time, all amounts which, in conformity with GAAP, would be included as assets on a balance sheet of Bank determined in accordance with the Call Report Instructions.

“Total Capital Ratio” means, at any particular time, the ratio of combined Tier 1 Capital and Tier 2 Capital to Risk-Weighted Assets of the Bank determined in accordance with the Call Report Instructions.

“Total Debt Service” means, at any particular time, the summation of the contractually obligated amounts due based on the outstanding balance plus any requested advances on revolving lines of credit, advancing lines of credit and term notes at TIB plus other annual debt service from Trust Preferred subordinated debt, subordinated debts and all other miscellaneous debt service (to include all lines of credit and term debt with other financial institutions) on an annualized basis.

Defined terms (i.e., terms delineated with capital letters) not otherwise defined herein shall be given the meanings commonly ascribed to them by the FFIEC, FDIC, state banking authorities or other authority, as reasonably determined by Lender.

LOAN AGREEMENT (Loan No. 95405)	Page 12

SCHEDULE B

EXISTING DEBT and LIENS

LOAN AGREEMENT (Loan No. 95405)	Page 13

SCHEDULE 1

SPECIAL PROVISIONS

☑      Borrower shall assign or cause to be assigned to Lender as security for the Obligations a Key Man Policy on the life of ANDREW J. RYBACK issued by an insurance company(ies) in the minimum amount of $3,500,000.00, which shall be assigned to Lender as security for the Obligations and maintained in good standing, by punctual payment of the premiums due thereon. In the event of the death of the insured, Borrower will give prompt notice thereof to Lender and Lender will have the right, but not the obligation, to collect and apply all or a portion of the proceeds of the Key Man Policy to the prepayment of the Obligations, together with accrued interest thereon.

LOAN AGREEMENT (Loan No. 95405)	Page 14